EXECUTION COPY

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated as of June 14, 2010 (this “Agreement”), is by and among Fosun Industrial Co., Limited, a Hong Kong corporation (the “Investor”), Shanghai Fosun Pharmaceutical (Group) Co., Ltd, a Chinese corporation (the “Warrantor”), and Chindex International, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company desires to issue and sell to the Investor, and the Investor desires to purchase from the Company, pursuant to the terms and conditions set forth in this Agreement, up to 1,990,447 shares (the “Shares”) of common stock of the Company, par value $0.01 per share (“Common Stock”);

WHEREAS, the Company, the Investor and the Warrantor desire to, concurrently herewith, enter into an agreement (the “Stockholder Agreement”) governing the ownership, directly or indirectly, at any time and from time to time, by the Investor, the Warrantor and any of their Affiliates (as defined below) of any shares of Common Stock, including but not limited to the Shares.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Company, the Investor and the Warrantor hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01  Certain Defined Terms.

“Action” means any claim, action, suit, arbitration, inquiry, grievance, proceeding, hearing, investigation, or administrative decision-making or rulemaking process by or before any Governmental Authority.

“Additional Investment” shall have the meaning set forth in Section 2.01(b).

“Affiliate” means, with respect to any Person or group of Persons, a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person or group of Persons.

“Agreement” or “this Agreement” shall have the meaning set forth in the Preamble, and shall include the Exhibits hereto and all amendments hereto made in accordance with the provisions hereof.

“Amended Rights Agreement” means the Rights Agreement, dated June 7, 2007, between the Company and American Stock Transfer & Trust Company, as Rights Agent, as amended November 4, 2007.

“Balance Sheet Date” shall have the meaning set forth in ARTICLE III.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the city of New York, New York or Beijing, China. In the event that any action is required or permitted to be taken under this Agreement on or by a date that is not a Business Day, such action may be taken on or by the Business Day immediately following such date.

“Charter Documents” mean, with respect to a Person, its articles of incorporation, certificate of incorporation, by-laws, joint venture agreement or shareholder agreement (if applicable), or other organizational documents of such Person.

“China” means the People’s Republic of China, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“Clinics” means Beijing United Family Jianguomen Clinic, Inc. (“北京和睦家建国门诊所有限公司” in Chinese), Beijing United Family Clinic, Inc. (“北京市和睦家诊所有限责任公司” in Chinese), Shanghai United Family Clinic, Inc. (“上海和美家诊所有限公司” in Chinese), Guangzhou United Family Clinic, Inc.

“Closing” means the Initial Closing or the Second Closing, as applicable.

“Closing Date” means the Initial Closing Date or the Second Closing Date, as applicable.

“Common Stock” shall have the meaning set forth in the Recitals.

“Company” shall have the meaning set forth in the Preamble.

“Company Governmental Approvals” shall have the meaning set forth in Section 3.04(b).

“Company Indemnitee” shall have the meaning set forth in Section 8.16(b).

“Confidentiality Agreement” means that certain Confidentiality Agreement, between Shanghai Fosun Pharmaceutical (Group) Co., Ltd and the Company, dated as of December 16, 2009.

“control” (including the terms “controlled by” and “under common control with”) means, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, through the ownership of a majority of the outstanding voting securities, or by otherwise manifesting the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“DGCL” means the Delaware General Corporation Law.

“Disclosure Schedule” shall have the meaning set forth in ARTICLE III.

“Environmental Laws” shall have the meaning set forth in Section 3.19.

“ERISA” shall have the meaning set forth in Section 3.22.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Investor Agreement” means the Investor Rights Agreement dated as of November 7, 2007 by and among the Company and Magenta Magic Limited, as amended from time to time.

“Existing Holder” means the “Holder” as such term is defined in the Existing Investor Agreement.

“FCPA” shall have the meaning set forth in Section 3.23.

“Fosun Division” shall have the meaning set forth in Section 5.03.

“GAAP” means United States generally accepted accounting principles in effect from time to time applied consistently throughout the periods involved.

“Governmental Approvals” shall have the meaning set forth in Section 4.04.

“Governmental Authority” means any supranational, national, federal, state, municipal or local governmental or quasi-governmental or regulatory authority (including a national securities exchange or other self-regulatory body), agency, governmental department, court, commission, board, bureau or other similar entity, domestic or foreign or any arbitrator or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority with competent jurisdiction.

“Group Companies” means Beijing Chindex Hospital Management Consulting Co., Ltd. (“北京美中互利医院管理咨询有限公司” in Chinese), Beijing United Family Health Center (“北京和睦家妇婴医疗保健中心” in Chinese), Shanghai United Family Hospital, Inc. (“上海和睦家医院有限公司” in Chinese), Chindex Holdings International Trade (Tianjin) Co., Ltd. (“清达互利国际贸易（天津）有限公司” in Chinese), Chindex Shanghai International Trading Co., Ltd. (“谦达国际贸易（上海）有限公司” in Chinese), Chindex (Beijing) International Trading Co., Ltd. (“美中互利（北京）国际贸易有限公司” in Chinese), the Clinics, the Company, and the Company’s other existing and future, direct and indirect, Subsidiaries.

“Warrantor” shall have the meaning set forth in the Preamble.

“Hazardous Materials” shall have the meaning given in Section 3.19.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Party” shall have the meaning set forth in Section 8.16(c).

“Indemnifying Party” shall have the meaning set forth in Section 8.16(c).

“Initial Closing” shall have the meaning set forth in Section 2.04.

“Initial Closing Date” shall have the meaning set forth in Section 2.04.

“Initial Investment” shall have the meaning set forth in Section 2.01(a).

“Initial Purchase Price” shall have the meaning set forth in Section 2.02.

“Initial Termination Trigger” shall have the meaning set forth in Section 7.01(d).

“Intellectual Property Rights” shall have the meaning set forth in Section 3.20.

“Investment Company Act” shall have the meaning set forth in Section 3.12.

“Investor” shall have the meaning set forth in the Preamble.

“Investor Indemnitee” shall have the meaning set forth in Section 8.16(a).

“IRS” means the Internal Revenue Service of the United States.

“knowledge” means, with respect to any Person, the actual knowledge after reasonable inquiry of the officers of such Person.

“Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, or rule of law (including common law) of any Governmental Authority, and any judicial or administrative interpretation thereof, including any Governmental Order.

“Lien” means a mortgage, charge, pledge, lien, hypothecation or other security interest or agreement securing any obligation of any Person.

“Loss” shall have the meaning set forth in Section 8.16(a).

“Material Adverse Effect” means a material adverse event, change, development, condition or occurrence on or with respect to the business, condition (financial or otherwise), assets, liabilities, operations or results of operations of the Company and its Subsidiaries, taken as a whole, but shall not be deemed to include any event, change, development, condition or occurrence to the extent resulting from: (i) changes in the economy or the financial, securities or currency markets in the United States, China or elsewhere in the world (including changes in prevailing foreign exchange rates or interest rates), (ii) changes generally affecting companies in the industries in which the Company and its Subsidiaries engage in business, (iii) the announcement or the existence of, or compliance with, this Agreement or the transactions contemplated hereby, (iv) any changes in the share price or trading volume of the Shares or in the Company’s credit rating, or the failure of the Company to meet projections or forecasts, in and of itself (but not the underlying causes thereof), (v) any taking of any action at the written request of the Investor, (vi) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any Law of or by any international, national, regional, state or local Governmental Authority, independent system operator, regional transmission organization or market administrator, in each case having general applicability, (vii) any generally applicable changes in GAAP or accounting standards or interpretations thereof, or (vii) any weather-related or other force majeure event or outbreak or escalation of hostilities or acts of war or terrorism, except, with respect to clauses (i), (v), (vi) and (vii), to the extent that the effects of such changes or events are disproportionately adverse to the business, condition (financial or otherwise), assets, liabilities, operations or results of operations of the Company and its Subsidiaries, taken as a whole.

“Material Agreements” shall have the meaning set forth in Section 3.15.

“Money Laundering Laws” shall have the meaning set forth in Section 3.24.

“MP Division” shall have the meaning given in Section 5.03.

“MPD Transaction” shall have the meaning given in Section 5.03.

“NASDAQ” means the NASDAQ Global Market.

“Permits” means all material licenses, permits, certificates, consents, orders, approvals and other authorizations presently required or necessary from all Governmental Authorities.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a Person under Section 13(d)(3) of the Exchange Act.

“Preferred Stock” shall have the meaning set forth in Section 3.02(a).

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” shall have the meaning set forth in Section 3.08.

“Second Closing” shall have the meaning set forth in Section 2.05.

“Second Closing Date” shall have the meaning set forth in Section 2.05.

“Second Purchase Price” shall have the meaning set forth in Section 2.03.

“Second Termination Trigger” shall have the meaning set forth in Section 7.01(e).

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” shall have the meaning set forth in the Recitals.

“Stockholder Agreement” shall have the meaning set forth in the Recitals.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any Affiliate of such Person that is controlled by such Person.

“Substantial Detriment” shall have the meaning set forth in Section 5.01(d).

“Taxes” shall have the meaning set forth in Section 3.17.

“Transaction Agreements” means, collectively, this Agreement and the Stockholder Agreement.

“Updated Disclosure Schedule” shall have the meaning set forth in Section 2.05.

Section 1.02  Interpretation and Rules of Construction.  In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)   when a reference is made in this Agreement to an Article, Recital, Section, Exhibit or Schedule, such reference is to an Article, Recital or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b)   the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)   whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation;”

(d)   the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e)   the definitions of terms contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(f)   any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor Laws;

(g)   references to a Person are also to its successors and permitted assigns; and

(h)   the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

ARTICLE II

PURCHASE AND SALE

Section 2.01  Purchase and Sale of the Shares.  Upon the terms and subject to the conditions of this Agreement, the Company shall issue to the Investor, and the Investor shall purchase, accept and acquire from the Company pursuant to a registered offering under the Securities Act, the Shares as follows:

(a)           At the Initial Closing (as defined below), the Investor will purchase 933,022 Shares (the “Initial Investment”) as hereinafter provided; and

(b)           At the Second Closing (as defined below), the Investor will purchase an additional 1,057,425 Shares (the “Additional Investment”) as hereinafter provided; provided, however, that if the Initial Closing does not occur, the Investor shall have no right to purchase, accept or acquire from the Company and the Company shall have no obligation to issue or sell to the Investor any Shares at the Second Closing.

Section 2.02  Initial Investment Purchase Price.  The purchase price for the Shares constituting the Initial Investment shall be $13,995,330 (the “Initial Purchase Price”), reflecting a per Share price of $15.00.

Section 2.03  Additional Investment Purchase Price.  The purchase price for the Shares constituting the Additional Investment shall be $15,861,375 (the “Second Purchase Price”), reflecting a per Share price of $15.00

Section 2.04  Closing of the Initial Investment.  Subject to the terms and conditions of this Agreement, the issuance, sale and purchase of the Shares constituting the Initial Investment shall take place at a closing (the “Initial Closing”) to be held at 10:00 a.m. (Eastern time) at the offices of Hughes Hubbard & Reed LLP, One Battery Park Plaza, New York, New York 10004 on the third Business Day after the date that the parties have received notice that each of the conditions set forth in ARTICLE VI of this Agreement have been satisfied or have been waived, or at such other date, time and place as the Company and the Investor may mutually agree upon in writing (the date upon which the Initial Closing occurs is referred to herein as the “Initial Closing Date”).

Section 2.05  Closing of the Additional Investment; Updated Disclosure Schedule.  Subject to the terms and conditions of this Agreement, the issuance, sale and purchase of the Shares constituting the Additional Investment shall take place at an additional closing (the “Second Closing”) to be held at 10:00 a.m. (Eastern time) at the offices of Hughes Hubbard & Reed LLP, One Battery Park Plaza, New York, New York 10004 on the third Business Day after the date that the parties have received notice that each of the conditions set forth in Article VI of this Agreement have been satisfied or have been waived with respect to such Second Closing, or at such other date, time and place as the Company and the Investor may mutually agree upon in writing (the date upon which the Second Closing occurs is referred to herein as the “Second Closing Date”).  Prior to the Second Closing, the Company may deliver to the Investor an updated Disclosure Schedule (the “Updated Disclosure Schedule”) to update the representations and warranties made in this Agreement to cause such representations and warranties as so updated to be true and correct in all material respects or, where any statement in a representation or warranty expressly includes a standard of materiality, to cause such statement to be true and correct in all respects as so qualified, as of the Second Closing Date.  If no Updated Disclosure Schedule is provided, then all references in this Agreement to “Updated Disclosure Schedule” shall refer to the “Disclosure Schedule.”

Section 2.06  Initial Closing Deliveries by the Company.  At the Initial Closing, the Company shall deliver or cause to be delivered to the Investor or its designated custodian:

(a)   a certificate representing the Shares constituting the Initial Investment registered in the name of the Investor;

(b)   the officer’s certificate contemplated in Section 6.03(c);

(c)   a true and complete copy, certified by the Secretary or an Assistant Secretary of the Company, without incurring personal liability, of the resolutions duly and validly adopted by the board of directors of the Company evidencing its authorization of the execution and delivery of this Agreement and each of the Transaction Agreements and the consummation of the transactions contemplated hereby and thereby; and

(d)   a certificate from the Company dated as of the Initial Closing Date, to the effect that the Company is not a foreign person pursuant to Treasury Regulation Section 1.1445-2(b)(2).

Section 2.07  Initial Closing Deliveries by the Investor.  At the Initial Closing, the Investor shall deliver to the Company:

(a)   the Initial Purchase Price without any deduction or setoff of any kind, by wire transfer in immediately available funds to a bank account in the United States to be designated by the Company in a written notice to the Investor prior to the Initial Closing;

(b)   the officer’s certificate contemplated in Section 6.02(c);

(c)   a true and complete copy, certified by an authorized representative of the Investor, without personal liability, of the resolutions duly and validly adopted by the executive director of the Investor evidencing the Investor’s authorization of the execution and delivery of this Agreement and each of the Transaction Agreements and the consummation of the transactions contemplated hereby and thereby; and

(d)   a true and complete copy, certified by an authorized representative of the Warrantor, without personal liability, of the resolutions duly and validly adopted by the executive director of the Warrantor evidencing the Warrantor’s authorization of the execution and delivery of this Agreement and each of the Transaction Agreements and the consummation of the transactions contemplated hereby and thereby.

Section 2.08  Second Closing Deliveries by the Company.  At the Second Closing, the Company shall deliver or cause to be delivered to the Investor or its designated custodian:

(a)   a certificate representing the Shares constituting the Additional Investment registered in the name of the Investor;

(b)   the officer’s certificate contemplated in Section 6.03(c);

(c)   a true and complete copy, certified by the Secretary or an Assistant Secretary of the Company, without incurring personal liability, of the resolutions duly and validly adopted by the board of directors of the Company evidencing its authorization of the execution and delivery of this Agreement and each of the Transaction Agreements and the consummation of the transactions contemplated hereby and thereby; and

(d)   a certificate from the Company dated as of the Second Closing Date, to the effect that the Company is not a foreign person pursuant to Treasury Regulation Section 1.1445-2(b)(2).

Section 2.09  Second Closing Deliveries by the Investor.  At the Second Closing, the Investor shall deliver to the Company:

(a)   the Second Purchase Price without any deduction or setoff of any kind, by wire transfer in immediately available funds to a bank account in the United States to be designated by the Company in a written notice to the Investor prior to the Second Closing;

(b)   the officer’s certificate contemplated in Section 6.02(c);

(c)   a true and complete copy, certified by an authorized representative of the Investor, without personal liability, of the resolutions duly and validly adopted by the executive director of the Investor evidencing the Investor’s authorization of the execution and delivery of this Agreement and each of the Transaction Agreements and the consummation of the transactions contemplated hereby and thereby; and

(d)   a true and complete copy, certified by an authorized representative of the Warrantor, without personal liability, of the resolutions duly and validly adopted by the executive director of the Warrantor evidencing the Warrantor’s authorization of the execution and delivery of this Agreement and each of the Transaction Agreements and the consummation of the transactions contemplated hereby and thereby; and

(e)   all documents, certificates, consideration and other items to be delivered by or on behalf of the Investor or permitted acquirer necessary and as otherwise reasonably requested by the Company to give effect to the condition set forth in Section 6.02(d).

Section 2.10  Adjustments to Number of Shares and/or Per Share Price.  The number of Shares issued by the Company to the Investor at the Initial Closing or Second Closing, as applicable, and/or the per share price represented by the Initial Purchase Price or the Second Purchase Price, as applicable, shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Common Stock), extraordinary dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Common Stock occurring on or after the date hereof and prior to the applicable Closing.

Section 2.11  Stockholder Agreement. Concurrently herewith, the Company, the Investor and the Warrantor have entered into the Stockholder Agreement in the form attached hereto as Exhibit A, which shall remain in full force and effect regardless of any termination of this Agreement for any reason.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (i) the Disclosure Schedule to be made part of this Agreement (“Disclosure Schedule”) or any Updated Disclosure Schedule provided in connection with the Second Closing pursuant to Section 2.05 of this Agreement, (ii) any SEC Reports filed by the Company including the exhibits incorporated by reference since March 31, 2010 (the “Balance Sheet Date”) prior to the applicable Closing Date, or the draft as of June 10, 2010 of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2010 (the “Draft 2010 10-K”), which exceptions shall be deemed part of the representations and warranties made hereunder with respect to the applicable Closing, the Company represents and warrants to the Investor the following as of the date of this Agreement, and such representations and warranties (subject to the Disclosure Schedule and SEC Reports) shall be deemed to also be made as of the Initial Closing Date (if different from the date of this Agreement) and such representations and warranties (subject to the Updated Disclosure Schedule and SEC Reports) shall be deemed to also be made as of the Second Closing Date; provided that each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date on which such representation or warranty is deemed to be made (except that, for the avoidance of doubt, any representation or warranty that is expressed to be made by reference to the facts and circumstances existing as at a specific date shall be made by reference to the facts and circumstances existing as at such specific date):

Section 3.01  Organization, Good Standing and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to conduct its business as currently conducted.  Each Group Company is duly organized, validly existing and in good standing under the laws of the jurisdiction(s) where it is organized and/or conducts its business, and has full corporate power and authority to conduct its business as currently conducted.  The Company is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the character of the property owned or leased or the nature of the business transacted by it makes qualification necessary, except where the failure to be so qualified would not be reasonably expected to have a Material Adverse Effect.  The Charter Documents of each of the Subsidiaries organized and existing under the laws of China are valid and have been duly approved or registered (as required) by competent Governmental Authorities of China.

Section 3.02  Capitalization and Voting Rights.  All of the issued and outstanding shares of Common Stock as of the Initial Closing are, and as of the Second Closing will be, duly authorized, validly issued, fully paid and non-assessable, were issued in accordance with the registration or qualification provisions of the Securities Act, if applicable, and any relevant “blue sky” laws of the United States, if applicable, or pursuant to valid exemptions therefrom and were issued in compliance with other applicable Laws (including, without limitation, applicable Laws, rules and regulations of China or Delaware) and are not subject to any rescission right or put right on the part of the holder thereof nor does any holder thereof have the right to require the Company to repurchase such capital stock.  The authorized capital stock of the Company consists of shares of stock of all classes.

(a)   The authorized capital stock is divided into 28,200,000 shares of Common Stock, $0.01 par value per share, including 3,200,000 shares designated as Class B Common Stock, and 500,000 shares of Preferred Stock, $0.01 par value per share (the “Preferred Stock”).  As of the date hereof, there were 14,928,357 shares of Common Stock issued and outstanding, including 1,162,500 shares of Class B Common Stock, and no shares of Preferred Stock issued and outstanding.  Other than as set forth above or as contemplated in the SEC Reports or this Agreement or as set forth in the Existing Investor Agreement, there are no other options, warrants, calls, rights, commitments or agreements of any character to which any Group Company is a party or by which either any Group Company is bound or obligating any Group Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of such Group Company or obligating such Group Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

(b)   Voting and Other Agreements.  Other than the Exiting Investor Agreement, the Company is not a party to any agreement, written or oral, and there is no agreement, written or oral, with any Person that requires (x) the voting or giving of written consents with respect to any security of the Company (including, without limitation, any voting agreements, voting trust agreements, shareholder agreements) or the voting by a director of the Company, (y) the sale, transfer or other disposition with respect to any security of the Company or (z) any restrictions with respect to the issuance or sale of any of the Shares or the consummation of the transactions contemplated under the Transaction Agreements.

Section 3.03  Authorization; Enforceability.  The Company has all requisite corporate right, power and authority to enter into each Transaction Agreement and to consummate the transactions contemplated thereby.  Each Transaction Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as (i) the enforceability thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and (ii) rights of acceleration, if any, and the availability of equitable remedies may be limited by equitable principles of general applicability (regardless of whether considered in an Action in equity or at law).  There are no preemptive rights or rights of first refusal on behalf of any Person applicable to the issuance of any of the Shares except as set forth in the Existing Investor Agreement.

Section 3.04  No Conflict; Governmental and Other Consents.

(a)   The execution, delivery and performance by the Company of the Transaction Agreements and the consummation of the transactions contemplated thereby will not result in the violation of any applicable Law or of any provision of the Certificate of Incorporation or Bylaws, each as amended to date, of the Company or any of the Group Companies, and will not conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute (with due notice or lapse of time or both) a default under, any lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which the Company, or any of the Group Companies, is a party or by which it is bound or to which any of its properties or assets is subject, nor result in the creation or imposition of any Lien upon any of the properties or assets of the Company, or any of the Group Companies, except to the extent that any such violation, conflict or breach would not be reasonably likely to have a Material Adverse Effect.  No holder of any of the securities of the Company or any of its Subsidiaries has any rights (“demand,” “piggyback” or otherwise) to have the securities registered by reason of the intention to file, filing or effectiveness of a registration statement pursuant to the Securities Act and the rules and regulations promulgated thereunder except as set forth in the Existing Investor Agreement.

(b)   Other than any non-U.S. approvals, no consent, approval, authorization or other order of any Governmental Authority or other third-party is required to be obtained by the Company in connection with the authorization, execution and delivery of this Agreement or with the authorization, issue and sale of the Shares hereunder, except such post-Closing filings as may be required to be made with the SEC, NASDAQ and with any state or foreign blue sky or securities regulatory authority and the draft notice filed under the NASDAQ Marketplace Rule 4310, which is not in strict compliance with the notice period requirements under Rule 4310 (collectively, the “Company Governmental Approvals”) except as set forth in the Existing Investor Agreement.

Section 3.05  Permits.  Except as set forth in the Disclosure Schedule with respect to the Initial Closing or the Updated Disclosure Schedule with respect to the Second Closing, each of the Group Companies possesses all material Permits from, and has made all material declarations and filings with, all Governmental Authorities, presently required or necessary to own or lease, as the case may be, and to operate their respective properties and to carry on their respective businesses as now conducted.  All of such Permits are valid and in full force and effect.  Each of the Group Companies has fulfilled and performed all of its respective obligations with respect to such Permits and no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or result in any other material impairment of the rights of the holder of any such Permit.  None of the Group Companies has received actual notice of any Action relating to revocation or modification of any such Permit.

Section 3.06  Compliance with Instruments.  None of the Group Companies is in violation of its Charter Documents.  None of the Group Companies is in breach of or in default of any Material Agreements or under any bond, debenture, note or other evidence of indebtedness, indenture, mortgage, deed of trust, lease or any other agreement or instrument to which any of them is a party or by which any of them or their respective property is bound except where such breach or default would not have a Material Adverse Effect.

Section 3.07  Litigation.  There are no pending or, to the Company’s knowledge, threatened, legal or governmental Actions against the Company, which, if adversely determined, would be reasonably likely to have a Material Adverse Effect.  There is no Action, suit, proceeding, inquiry or investigation before or by any court, public board or body (including, without limitation, the SEC) pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries wherein an unfavorable decision, ruling or finding could adversely affect the validity or enforceability of, or the authority or ability of the Company to perform its obligations under the Transaction Agreements.

Section 3.08  Accuracy of Reports.  All reports required to be filed by the Company within the two years prior to the date of this Agreement (the “SEC Reports”) under the Exchange Act have been filed with the SEC, complied at the time of filing in all material respects with the requirements of their respective forms and, except to the extent amended, updated or superseded by any subsequently filed report, were complete and correct in all material respects as of the dates at which the information was furnished, and contained (as of such dates) no untrue statements of a material fact nor omitted to state any material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

Section 3.09  Financial Information.  The Company’s financial statements for the past three years prior to the date hereof that appear in the SEC Reports have been prepared in accordance with GAAP, except in the case of unaudited statements, as permitted by Form 10-Q of the SEC or as may be indicated therein or in the notes thereto, applied on a consistent basis throughout the periods indicated and such financial statements fairly present in all material respects the financial condition and results of operations of the Company and the Subsidiaries as of the dates and for the periods indicated therein.  Subsequent to the Balance Sheet Date, (i) none of the Group Companies has incurred any liabilities, direct or contingent, that are material, individually or in the aggregate, to such Group Company, or has entered into any material transactions not in the ordinary course of business, (ii) there has not been any decrease in the capital stock or any material increase in indebtedness of the Group Companies for money borrowed or guaranteed beyond US$2,000,000, or any payment of or declaration to pay any dividends or any other distribution with respect to the Group Companies other than Group Companies that are wholly-owned Subsidiaries of the Company, and (iii) there has not been any change in the business, management, operations or financial condition of any Group Company that would be reasonably likely to have a Material Adverse Effect.

Section 3.10  Accounting Controls.  The Company and each of its Subsidiaries maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 3.11  Sarbanes-Oxley Act of 2002.  The Company is in compliance, in all material respects, with all applicable provisions of the Sarbanes-Oxley Act of 2002 and all rules and regulations promulgated thereunder.

Section 3.12  Investment Company.  The Company is not an “investment company” within the meaning of such term under the U.S. Investment Company Act of 1940, as amended (the “Investment Company Act”), and the rules and regulations of the Commission thereunder.  None of the Group Companies is, and as a result of the offer and sale of the Shares contemplated herein will not be, required to register as an “investment company” under, and as such term is defined in, the Investment Company Act in connection with or as a result of the application of the proceeds from the sale of the Shares.

Section 3.13  Subsidiaries.  To the extent required under applicable SEC rules, Exhibit 21.1 to the Draft 2010 10-K, sets forth each Subsidiary of the Company, showing the jurisdiction of its incorporation or organization.

(a)   All of the outstanding shares of capital stock or similar equity interests of each Subsidiary owned or controlled, directly or indirectly, by the Company and/or its Subsidiaries, have been validly issued, are fully paid and are owned (except with respect to the Clinics) or controlled by the Company and/or its Subsidiary free and clear of any Lien except as disclosed in the SEC Reports.

(b)   No Group Company is a party to, or otherwise subject to any legal restriction or any agreement (other than this Agreement) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

Section 3.14  Indebtedness. Except as set forth in the Disclosure Schedule with respect to the Initial Closing or the Updated Disclosure Schedule with respect to the Second Closing, the financial statements in the SEC Reports reflect, to the extent required, as of the date thereof all outstanding secured and unsecured debt of the Company or any Subsidiary, or for which the Company or any Subsidiary has commitments.

Section 3.15  Material Agreements.  Except as set forth in the Disclosure Schedule with respect to the Initial Closing or the Updated Disclosure Schedule with respect to the Second Closing, neither the Company nor any Subsidiary is a party to any written or oral contract, instrument, agreement, commitment, obligation, plan or arrangement, a copy of which would be required to be filed with the SEC as an exhibit to Form 10-K (each, a “Material Agreement”).  The Company and each of its Subsidiaries has in all material respects performed all the obligations required to be performed by them to date under the foregoing agreements, have received no notice of default by the Company or the Subsidiary that is a party thereto, as the case may be, and, to the Company’s knowledge, are not in default under any Material Agreement now in effect, the result of which would be reasonably likely to have a Material Adverse Effect.

Section 3.16  Transactions with Affiliates.  Except as set forth in the Disclosure Schedule with respect to the Initial Closing or the Updated Disclosure Schedule with respect to the Second Closing and other employee or director compensation arrangements, there are no loans, leases, agreements, contracts, royalty agreements, management contracts or arrangements or other continuing transactions with aggregate obligations of any party exceeding $120,000 between (i) the Company, any Subsidiary or any of their respective customers or suppliers on the one hand, and (ii) on the other hand, any Person who would be covered by Item 404(a) of Regulation S-K promulgated under the Securities Act or any company or other entity controlled by such Person.

Section 3.17  Taxes.  The Company and each Subsidiary has prepared and filed all federal, state, local, foreign and other tax returns for income, gross receipts, sales, use and other taxes and custom duties (“Taxes”) required by law to be filed by it.  Such filed tax returns are complete and accurate, except for such omissions and inaccuracies which, individually or in the aggregate, do not and would not have a Material Adverse Effect.  The Company and each Subsidiary has paid or made provisions for the payment of all Taxes shown to be due on such tax returns and all additional assessments, and adequate provisions have been and are reflected in the financial statements of the Company and the Subsidiaries for all current Taxes to which the Company or any Subsidiary is subject and which are not currently due and payable, except for such Taxes which, if unpaid, individually or in the aggregate, do not and would not have a Material Adverse Effect.  None of the federal income tax returns of the Company or any Subsidiary for the past five years has been audited by the IRS.  The Company has not received written notice of any assessments, adjustments or contingent liability (whether federal, state, local or foreign) in respect of any Taxes pending or threatened against the Company or any Subsidiary for any period which, if unpaid, would have a Material Adverse Effect.

Section 3.18  Insurance.  The Company and its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as the Company believes are prudent in the businesses in which the Company and its Subsidiaries are engaged.  All such insurance policies insuring the Group Companies and their respective businesses, assets, employees, officers and directors are in full force and effect.  Each of the Group Companies is in compliance with the terms of such policies and instruments in all material respects. Neither the Company nor any of its Subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without an increase in cost greater than general increases in cost experienced for similar companies in similar industries with respect to similar coverage.

Section 3.19  Environmental Matters.  All real property owned, leased or otherwise operated by the Company and its Subsidiaries is free of contamination from any substance,

waste or material currently identified to be toxic or hazardous pursuant to, within the definition of a substance which is toxic or hazardous under, or which may result in liability under, any Environmental Law, including, without limitation, any asbestos, polychlorinated biphenyls, radioactive substance, methane, volatile hydrocarbons, industrial solvents, oil or petroleum or chemical liquids or solids, liquid or gaseous products, or any other material or substance (“Hazardous Materials”) which has caused or would reasonably be expected to cause or constitute a threat to human health or safety, or an environmental hazard in violation of Environmental Law or to result in any environmental liabilities that would be reasonably likely to have a Material Adverse Effect.  Neither the Company nor any of its Subsidiaries has caused or suffered to occur any release, spill, migration, leakage, discharge, disposal, uncontrolled loss, seepage, or filtration of Hazardous Materials that would reasonably be expected to result in environmental liabilities that would be reasonably likely to have a Material Adverse Effect.  The Company and each Subsidiary has generated, treated, stored and disposed of any Hazardous Materials in compliance with applicable Environmental Laws, except for such non-compliances that would not be reasonably likely to have a Material Adverse Effect.  The Company and each Subsidiary has obtained, or has applied for, and is in compliance with and in good standing under all Permits required under Environmental Laws (except for such failures that would not be reasonably likely to have a Material Adverse Effect) and neither the Company nor any of its Subsidiaries has any knowledge of any Actions to substantially modify or to revoke any such permit.  There are no investigations or Actions pending or, to the Company’s knowledge, threatened against the Company, any of its Subsidiaries or any of the Company’s or its Subsidiaries’ facilities relating to Environmental Laws or Hazardous Materials.  “Environmental Laws” shall mean all federal, national, state, regional and local laws, statutes, ordinances and regulations, in each case as amended or supplemented from time to time, and any judicial or administrative interpretation thereof, including orders, consent decrees or judgments relating to the regulation and protection of human health, safety, the environment and natural resources.

Section 3.20  Intellectual Property Rights and Licenses.  The Company and its Subsidiaries own or have the right to use any and all information, know-how, trade secrets, patents, copyrights, trademarks, trade names, software, formulae, methods, processes and other intangible properties that are of a such nature and significance to the business that the failure to own or have the right to use such items would have a Material Adverse Effect (“Intellectual Property Rights”).  The Company (including its Subsidiaries) has not received any notice that it is in conflict with or infringing upon the asserted intellectual property rights of others in connection with the Intellectual Property Rights, and, to the Company’s knowledge, neither the use of the Intellectual Property Rights nor the operation of the Company’s businesses is infringing or has infringed upon any intellectual property rights of others.  All payments have been duly made that are necessary to maintain the Intellectual Property Rights in force.  No claims have been made, and to the Company’s knowledge, no claims are threatened, that challenge the validity or scope of any material Intellectual Property Rights of the Company or any of its Subsidiaries.  The Company and each of its Subsidiaries have taken reasonable steps to obtain and maintain in force all licenses and other permissions under Intellectual Property Rights of third parties necessary to conduct their businesses as heretofore conducted by them, and now being conducted by them, and as expected to be conducted, and neither the Company nor any of its Subsidiaries is or has been in material breach of any such license or other permission.

Section 3.21  Labor, Employment and Benefit Matters.  None of the Subsidiaries is bound by or subject to a collective bargaining agreement or similar written agreement with any organization representing its employees.  There are no existing, or to the Company’s knowledge, threatened strikes or other labor disputes against the Company or any of its Subsidiaries that would be reasonably likely to have a Material Adverse Effect.  Except as set forth in the Disclosure Schedule with respect to the Initial Closing or the Updated Disclosure Schedule with respect to the Second Closing, there is no organizing activity involving employees of the Company or any of its Subsidiaries pending or, to the Company’s or its Subsidiaries’ knowledge, threatened by any labor union or group of employees.  There are no representation Actions pending or, to the Company’s or its Subsidiaries’ knowledge, threatened with the U.S. National Labor Relations Board, and no labor organization or group of employees of the Company or its Subsidiaries has made a pending demand for recognition.

Section 3.22  ERISA Matter.  None of the Company nor any of its Subsidiaries (i) has terminated any “employee pension benefit plan” as defined in Section 3(2) of ERISA (as defined below) under circumstances that present a material risk of the Company or any of its Subsidiaries incurring any liability or obligation that would be reasonably likely to have a Material Adverse Effect, or (ii) has incurred or expects to incur any outstanding liability under Title IV of the Employee Retirement Income Security Act of 1974, as amended and all rules and regulations promulgated thereunder (“ERISA”).

Section 3.23  Compliance with Law.  All Group Companies are in compliance in all material respects with all applicable Laws, except for such noncompliance that would not reasonably be likely to have a Material Adverse Effect.  None of the Group Companies has received any notice of, nor does the Company have any knowledge of, any violation (or of any investigation, inspection, audit or other Action by any Governmental Authority involving allegations of any violation) of any applicable Law involving or related to any Group Company which has not been dismissed or otherwise disposed of that would be reasonably likely to have a Material Adverse Effect.  None of the Group Companies has received notice or otherwise has any knowledge that the Company is charged with, threatened with or under investigation with respect to, any violation of any applicable Law that would reasonably be likely to have a Material Adverse Effect.  Each Group Company and its directors, officers, employees and agents or other Person acting under and with its express authorization have complied in all respects with the Foreign Corrupt Practices Act of 1977, as amended, and any rules and regulations promulgated thereunder (the “FCPA”).

Section 3.24  Money Laundering Laws.  The operations of each of the Group Companies are and have been conducted at all times in compliance with the money laundering statutes of applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any applicable governmental agency (collectively, the “Money Laundering Laws”) and no action, suit, claim or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any of the Group Companies with respect to the Money Laundering Laws is pending or, to the Company’s knowledge, threatened.

Section 3.25  Ownership of Property.  Except as set forth in the Disclosure Schedule with respect to the Initial Closing or the Updated Disclosure Schedule with respect to the

Second Closing, each of the Company and its Subsidiaries has (i) good and marketable fee simple title to its owned real property, if any, free and clear of all Liens, except for Liens permitted by this Agreement; (ii) a valid leasehold interest in all leased real property, and each of such leases is valid and enforceable in accordance with its terms (subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, and to limitations of public policy), and is in full force and effect, and (iii) good title to, or valid leasehold interests in, all of its other properties and assets free and clear of all Liens, except as set forth in the Disclosure Schedule with respect to the Initial Closing or the Updated Disclosure Schedule with respect to the Second Closing, or which otherwise do not individually or in the aggregate have a Material Adverse Effect.

Section 3.26  Compliance with NASDAQ Listing Requirements. The Company is in compliance in all material respects with all currently effective NASDAQ continued listing requirements and corporate governance requirements as applied to the Company except for the draft notice filed under the NASDAQ Marketplace Rule 4310, which is not in strict compliance with the notice period requirements under Rule 4310.  The Company’s Common Stock is registered pursuant to Section 12(g) of the Exchange Act and is listed on NASDAQ, trading in the Common Stock has not been suspended, and the Company has taken no action designed to terminate, or likely to have the effect of terminating, the registration of the Common Stock under the Exchange Act or de-listing the Common Stock from NASDAQ.

Section 3.27  Litigation. With such exceptions that individually or in the aggregate are not reasonable expected to have a Material Adverse Effect, there is no litigation or governmental proceeding pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries or affecting any of the properties or assets of the Company or any of its Subsidiaries.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

As an inducement to the Company to enter into this Agreement, the Investor hereby represents and warrants to the Company as follows:

Section 4.01  Due Organization of the Investor.  The Investor has been duly organized and is validly existing and in good standing under the Law of its jurisdiction of organization and has all necessary power and authority to enter into this Agreement and each of the Transaction Agreements, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.

Section 4.02  Authorization of Agreements; Enforceability.  Each of this Agreement and the Transaction Agreements, the performance by the Investor of its obligations hereunder and thereunder, and the consummation by the Investor of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Investor.  This Agreement has been and, prior to the Initial Closing, each of the Transaction Agreements will be, validly executed and delivered by the Investor and constitute or will constitute valid and binding obligations of the Investor, enforceable against the Investor in accordance with their respective terms, except as enforcement may be limited by general principles of equity whether applied in a court of Law or a court of equity, and by applicable bankruptcy, insolvency and similar Law affecting creditors’ rights and remedies generally.

Section 4.03  Absence of Defaults and Conflicts.  The execution and delivery by the Investor of this Agreement do not, and the execution and delivery of any of the Transaction Agreements will not, and, subject to obtaining the Governmental Approvals, the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, deed of trust, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon the Investor or result in the creation of any liens upon any of the properties or assets of the Investor, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or by-laws or other equivalent organizational document, in each case as amended, of the Investor, or (iii) conflict with or violate any applicable Law, other than, in the case of clauses (i) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or lien that would not reasonably be expected to, individually or in the aggregate, materially and adversely affect the consummation of the transactions contemplated in this Agreement or any of the Transaction Agreements or the performance by the Investor of its obligations hereunder or thereunder.

Section 4.04  Governmental Approvals.  The Investor is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person in the United States or China pursuant to any Law or requirement in effect on the date hereof in connection with the execution, delivery and performance by the Investor of this Agreement or any of the Transaction Agreements, other than as a result of the identity or status of the Company and/or its Subsidiaries in connection with (i) its obligations under the Exchange Act, (ii) the HSR Act, and (iii)  any non-US or non-China approvals (it being understood that this representation as to non-US and non-China approvals is to the knowledge of the Investor) (together with the Company Governmental Approvals, the “Governmental Approvals”), and, subject to the accuracy of the representations and warranties of the Company in Section 3.04, no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Authority may be necessary, under applicable Law in effect on the date hereof, for the consummation by the Investor of the transactions contemplated by this Agreement or any of the Transaction Agreements, except, in each case, for such authorizations, consents, approvals or filings that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the consummation of the transactions contemplated in this Agreement or any of the Transaction Agreements or the performance by the Investor of its obligations hereunder or thereunder.

Section 4.05  Absence of Proceedings.  There is no Action before or brought by any Governmental Authority, now pending or, to the knowledge of the Investor, threatened against or affecting the Investor, which would, individually or in the aggregate, reasonably be expected to materially and adversely affect the consummation of the transactions contemplated in this Agreement or any of the Transaction Agreements or the performance by the Investor of its obligations hereunder or thereunder.

Section 4.06  Compliance with Laws.  In connection with this Agreement, each of the Transaction Agreements and the transactions contemplated hereby and thereby, the Investor is in compliance with, and conduct its businesses in conformity with, in all material respects all applicable Law (including applicable Law of the United States and those countries in which the Company or its Subsidiaries conduct business).

Section 4.07  Sufficient Funds.  The Investor shall have on the applicable Closing Date, sufficient funds on hand in United States (U.S.) dollars to pay in full the Initial Purchase Price and the Second Purchase Price, as applicable.

Section 4.08  Investment Representations.

(a)   The Investor acknowledges that:

(i)   the Common Stock is listed on NASDAQ and the Company is required to file reports containing certain business and financial information with the SEC and may be required to file a copy of this Agreement with the SEC, pursuant to the reporting requirements of the Exchange Act and that it is able to obtain copies of such reports;

(ii)   for so long as the holder of the relevant Shares is subject to transfer restrictions contained in the Stockholder Agreement, the certificates representing the Shares will bear the following legend:

“THIS SECURITY IS SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A STOCKHOLDER AGREEMENT, DATED JUNE 11, 2010, AMONG THE COMPANY AND CERTAIN OTHER PARTIES THERETO.”; and

(iii)   the Investor is sufficiently experienced in financial and business matters to be capable of evaluating the merits and risks involved in purchasing the Shares and to make an informed decision relating thereto.

(b)   Neither the Investor nor any of its Affiliates beneficially owns any Common Stock or any other equity securities of the Company, except as disclosed in the Schedule 13G filed by Fosun Industrial Co., Limited with the SEC on November 18, 2009, which Schedule 13G the Investor represents and warrants was true, correct and complete on the date of filing and as of the date hereof and complies with all applicable requirements of Schedule 13G.

Section 4.09  Position in Fosun Group.  The Investor is a direct wholly-owned Subsidiary of the Warrantor and is controlled directly or indirectly through other wholly-owned Subsidiaries solely by the Warrantor.

Section 4.10  No Broker’s Fees.  Neither the Investor nor any of its Subsidiaries is a party to any contract, agreement or understanding with any Person that would give rise to a valid claim against the Company for a brokerage commission, finder’s fee or like payment in connection with the issuance and sale of the Shares; provided that the foregoing excludes the existing engagement by the Company of a single worldwide recognized financial advisor with respect to the MP Division.

Section 4.11  No Additional Representations.  The Company acknowledges that the Investor does not make any representation or warranty as to any matter whatsoever except as expressly set forth in this Agreement or in any certificate delivered by the Investor to the Company in accordance with the terms hereof.

ARTICLE IV-A

REPRESENTATIONS AND WARRANTIES OF THE GUARANTOR

As an inducement to the Company to enter into this Agreement, the Warrantor hereby represents and warrants to the Company as follows:

Section 4A.01  Due Organization of the Warrantor.  The Warrantor has been duly organized and is validly existing and in good standing under the Law of its jurisdiction of organization and has all necessary power and authority to enter into this Agreement and each of the Transaction Agreements, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.

Section 4A.02  Authorization of Agreements; Enforceability.  Each of this Agreement and the Transaction Agreements, the performance by the Warrantor of its obligations hereunder and thereunder, and the consummation by the Warrantor of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Warrantor.  This Agreement has been and, prior to the Initial Closing, each of the Transaction Agreements will be, validly executed and delivered by the Warrantor and constitute or will constitute valid and binding obligations of the Warrantor, enforceable against the Warrantor in accordance with their respective terms, except as enforcement may be limited by general principles of equity whether applied in a court of Law or a court of equity, and by applicable bankruptcy, insolvency and similar Law affecting creditors’ rights and remedies generally.

Section 4A.03  Absence of Defaults and Conflicts.  The execution and delivery by the Warrantor of this Agreement do not, and the execution and delivery of any of the Transaction Agreements will not, and, subject to obtaining the Governmental Approvals, the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, deed of trust, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon the Warrantor or result in the creation of any liens upon any of the properties or assets of the Warrantor, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or by-laws or other equivalent organizational document, in each case as amended, of the Warrantor, or (iii) conflict with or violate any applicable Law, other than, in the case of clauses (i) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or lien that would not reasonably be expected to, individually or in the aggregate, materially and adversely affect the consummation of the transactions contemplated in this Agreement or any of the Transaction Agreements or the performance by the Warrantor of its obligations hereunder or thereunder.

Section 4A.04   Governmental Approvals.  The Warrantor is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person in the United States or China pursuant to any Law or requirement in effect on the date hereof in connection with the execution, delivery and performance by the Warrantor of this Agreement or any of the Transaction Agreements, other than as a result of the identity or status of the Company and/or its Subsidiaries in connection with (i) its obligations under the Exchange Act, (ii) the HSR Act, and (iii)  any non-US or non-China approvals (it being understood that this representation as to non-US and non-China approvals is to the knowledge of the Warrantor) (together with the Company Governmental Approvals, the “Governmental Approvals”), and, subject to the accuracy of the representations and warranties of the Company in Section 3.04, no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Authority may be necessary, under applicable Law in effect on the date hereof, for the consummation by the Warrantor of the transactions contemplated by this Agreement or any of the Transaction Agreements, except, in each case, for such authorizations, consents, approvals or filings that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to materially and adversely affect the consummation of the transactions contemplated in this Agreement or any of the Transaction Agreements or the performance by the Warrantor of its obligations hereunder or thereunder.

Section 4A.05    Absence of Proceedings.  There is no Action before or brought by any Governmental Authority, now pending or, to the knowledge of the Warrantor, threatened against or affecting the Warrantor, which would, individually or in the aggregate, reasonably be expected to materially and adversely affect the consummation of the transactions contemplated in this Agreement or any of the Transaction Agreements or the performance by the Warrantor of its obligations hereunder or thereunder.

Section 4A.06    Compliance with Laws.  In connection with this Agreement, each of the Transaction Agreements and the transactions contemplated hereby and thereby, the Warrantor is in compliance with, and conduct its businesses in conformity with, in all material respects all applicable Law (including applicable Law of the United States and those countries in which the Company or its Subsidiaries conduct business).

Section 4A.07    Co-ownership of Common Stock.  Neither the Warrantor nor any of its Affiliates beneficially owns any Common Stock or any other equity securities of the Company, except as disclosed in the Schedule 13G filed by Fosun Industrial Co., Limited with the SEC on November 18, 2009, which Schedule 13G the Warrantor represents and warrants was true, correct and complete on the date of filing and as of the date hereof and complies with all applicable requirements of Schedule 13G.

Section 4A.08    Position of Investor in Fosun Group.  The Investor is a direct wholly-owned Subsidiary of the Warrantor and is controlled directly or indirectly through other wholly-owned Subsidiaries solely by the Warrantor.

Section 4A.09   No Additional Representations.  The Company acknowledges that the Warrantor does not make any representation or warranty as to any matter whatsoever except as expressly set forth in this Agreement or in any certificate delivered by the Warrantor to the Company in accordance with the terms hereof.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.01  Regulatory Approvals; Reasonable Best Efforts.

(a)   Subject to the terms and conditions of this Agreement, each of the Investor and the Company shall use their reasonable best efforts, on a cooperative basis, to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the transactions contemplated by this Agreement as soon as practicable, including:

(i)   using their reasonable best efforts to obtain and maintain all necessary actions or nonactions, waivers, consents and approvals, including the Governmental Approvals, from Governmental Authorities, and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action, suit, investigation or proceeding by, any Governmental Authority;

(ii)   the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby; and

(iii)   the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement.

(b)   Each of the Investor and the Company shall cooperate in the preparation of any application for the Governmental Approvals and any other orders, clearances, consents, notices, rulings, exemptions, certificates, no-action letters and approvals reasonably deemed by either the Investor or the Company to be necessary to discharge their respective obligations under this Agreement or otherwise advisable under applicable Law in connection with the transactions contemplated hereby.

(c)   Subject to applicable Law, each of the Investor and the Company shall cooperate with and keep each other fully informed as to the status of and the processes and proceedings relating to obtaining the Governmental Approvals and any other actions or activities pursuant to this Section 5.01, and shall promptly notify each other of any material communication from any Governmental Authority in respect of this Agreement or the transactions contemplated hereby, and, unless it consults with the other parties in advance, shall not make any submissions, correspondence or filings, or participate in any communications or meetings with any Governmental Authority in respect of any filings, investigations or other inquiries or proceedings related to this Agreement or the transactions contemplated hereby, and, to the extent not precluded by such Governmental Authority, gives the other parties the opportunity to review drafts of, and provides final copies of, any submissions, correspondence or filings, and to attend and participate in any communications or meetings.  Notwithstanding the foregoing, the provisions of the preceding sentence shall not apply in respect of the Investor’s communications with Chinese Governmental Authorities in the shareholder or ownership capacity of such Chinese Governmental Authorities.

(d)   Notwithstanding anything to the contrary contained in this Agreement, each of the Investor and the Company hereby agree and acknowledge that neither this Section 5.01 nor the “reasonable best efforts” standard shall require, or be construed to require, in order to obtain any permits, consents, approvals or authorizations, or any terminations or waivers of any applicable waiting periods, (i) the Company to propose, negotiate or offer to effect, or consent or commit to, any terms, condition or restrictions that are reasonably likely to materially and adversely impact the Company’s or any of its Subsidiaries’ ability to own or operate any of their respective businesses or operations or ability to conduct any such businesses or operations substantially as conducted as of the date of this Agreement, or (ii) the Investor to propose, negotiate or offer to effect, or consent or commit to, any terms, condition or restrictions that are reasonably likely to materially and adversely impact the rights and benefits reasonably expected by the Investor from the transactions contemplated by this Agreement and the Transaction Agreements (any such effect, a “Substantial Detriment”).

Section 5.02  Access to Information.  From the date of this Agreement and through the Second Closing, upon reasonable notice, the Company shall, subject to applicable Law, afford the Investor and its officers, employees, agents, accountants, counsel and representatives reasonable access, during normal business hours, to the offices, personnel, books and records of the Company.  All confidential information furnished to a party or its advisor by a party or its advisor in connection with the transactions contemplated hereby shall be subject to, and the recipient of such information shall hold all such information in confidence in accordance with, the provisions of the Confidentiality Agreement.

Section 5.03  MPD Transaction.  The Investor shall enter into the joint venture (the “MPD Transaction”) with respect to the business comprising exclusively (i) the business operations of the Company identified to be contributed in the organization chart attached to Exhibit B, such operations to be substantially comprised of assets and liabilities as historically has been the case (the “MP Division”), as such assets, liabilities, equity interests and business are identified in good faith to the Investor by the Company from time to time and (ii) the business operations of Investor and the Warrantor identified to be contributed in such chart, such operations to be substantially comprised of assets and liabilities as historically has been the case  (the “Fosun Division”), on the terms and conditions set forth hereto on Exhibit B and such other terms, if any, as may be mutually agreed upon among the parties to this Agreement; and Investor shall negotiate in good faith with the Company to finalize such other terms and the relevant documentation promptly following the execution of this Agreement.  The following shall apply in connection with the MPD Transaction:

(a)   The MPD Transaction shall be consummated in full within nine months of the date hereof, unless such period is extended in writing by the Company.

(b)   During the period contemplated by Section 5.03(a), the Company shall provide to the Investor reasonable access to the Company’s books and records as is necessary and appropriate for the conduct of due diligence by the Investor regarding the MP Division and the Company shall provide the Investor with such other information regarding the business and operations of the MP Division as is necessary and appropriate for such due diligence in connection with the MPD Transaction.

(c)   During the period contemplated by Section 5.03(a), the Investor shall provide to the Company reasonable access to the Investor’s books and records as is necessary and appropriate for the conduct of due diligence by the Company regarding the Fosun Division and the Investor shall provide the Company with such other information regarding the business and operations of the Fosun Division as is necessary and appropriate for such due diligence in connection with the MPD Transaction.

(d)   The Investor shall retain all confidential or competitively sensitive information supplied by the Company in confidence and shall not disclose any of that information to any third party without the prior written consent of the Company, except that the Investor may disclose any of that information to its representatives who need to know it for the purpose of evaluating the MPD Transaction and who agree to keep it confidential and to be bound by this paragraph to the same extent as if they were parties hereto.  Upon request, the Investor shall promptly redeliver to the other all written material containing or reflecting any such information (whether prepared by the Investor, the Company, their respective representatives or otherwise) and shall not retain any copies, extracts or other reproductions in whole or in part of such written material.  Except for any disclosure required by applicable Law, neither the Investor nor any of its representatives shall, without the prior written consent of the Company, disclose to any Person the status of any discussions or negotiations taking place concerning the MPD Transaction or any of the terms, conditions or other facts with respect to the MPD Transaction, except to the extent already set forth in this Agreement; provided that the foregoing shall not apply to any information that (i) becomes generally available to the public other than as a result of a disclosure by the Investor or its representatives in violation of this Section 5.03(d), (ii) was already known by the recipient on a non-confidential basis prior to its disclosure to the receiving party by the Investor or its representatives, or (iii) becomes available to the Investor on a non-confidential basis from a source (other than the Investor or its representatives) that is not subject to any prohibition against making such disclosure.

(e)   The Company shall retain all confidential or competitively sensitive information supplied by the Investor in confidence and shall not disclose any of that information to any third party without the prior written consent of the Investor, except that the Company may disclose any of that information to its representatives who need to know it for the purpose of evaluating the MPD Transaction and who agree to keep it confidential and to be bound by this paragraph to the same extent as if they were parties hereto.  Upon request, the Company shall promptly redeliver to the other all written material containing or reflecting any such information (whether prepared by the Company, the Investor, their respective representatives or otherwise) and shall not retain any copies, extracts or other reproductions in whole or in part of such written material.  Except for any disclosure required by applicable Law, neither the Company nor any of its representatives shall, without the prior written consent of the Investor, disclose to any Person the status of any discussions or negotiations taking place concerning the MPD Transaction or any of the terms, conditions or other facts with respect to the MPD Transaction, except to the extent already set forth in this Agreement; provided that the foregoing shall not apply to any information that (i) becomes generally available to the public other than as a result of a disclosure by the Company or its representatives in violation of this Section 5.03(e), (ii) was already known by the recipient on a non-confidential basis prior to its disclosure to the receiving party by the Company or its representatives, or (iii) becomes available to the Company on a non-confidential basis from a source (other than the Company or its representatives) that is not subject to any prohibition against making such disclosure.

(f)   The Investor and the Company shall each pay its own fees and expenses, including without limitation legal, accounting and professional fees and expenses, incurred in connection with the MPD Transaction.

Section 5.04  Trading of Company Securities.  Without limiting the restrictions set forth in the Confidentiality Agreement, neither the Investor, nor the Warrantor nor any of their Affiliates shall engage in trading of Common Stock of the Company or derivatives during the period up to and including the Second Closing Date.  During the periods between the date hereof and the Second Closing, neither the Investor, nor the Warrantor nor any of their Affiliates shall sell short any securities of the Company or derivatives thereof.

Section 5.05  Securities Law Filings.  The Investor shall timely file and cause its Affiliates to timely file true and complete copies of all forms, reports and documents required to be filed by each with the SEC (including filing any required statements of beneficial ownership on Schedule 13D or Schedule 13G and such filings as may be required under Section 16 of the Exchange Act) regardless of jurisdiction.

Section 5.06  Amendments to Certificate of Incorporation.  The Company covenants and agrees that between the date hereof and the time of the Second Closing, without the prior written consent of the Investor, the Company shall not adopt or propose any change to its certificate of incorporation in a manner that is reasonably likely to materially and adversely impact the transactions contemplated hereunder or the rights and benefits reasonably expected to be received by the Investor under this Agreement and the Transaction Agreements.

Section 5.07  Waiver of Certain Restrictions.  Effective on the third Business Day following the date hereof, the Company hereby agrees that it shall not take any action to enforce the Confidentiality Agreement as a contractual limitation by the Company on the Investor’s ability to purchase up to such number of shares of Common Stock in the open market in brokers transactions as would, when aggregated with the number of such shares indicated as owned by Investor in its Schedule 13G filed with the SEC on November 18, 2009, equal 15.0% of all outstanding shares of Common Stock as of the date hereof, any which purchases may be made in the sole and absolute discretion of the Investor.  Nothing contained herein shall constitute a waiver or exception with respect to the Company’s Charter Documents, Section 203 of the DGCL or the Company’s Amended Rights Agreement.  All shares of

Common Stock purchased by the Investor in accordance with the foregoing or otherwise pursuant to the terms of this Agreement shall be subject to the requirements of the Stockholder Agreement.

Section 5.08  Application of Takeover Protections.  On or before the Initial Closing, the Company and its Board of Directors will have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, rights agreement (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s Charter Documents, the Amended Rights Agreement and the DGCL that is applicable to the Investor as a result of the Investor and the Company fulfilling their obligations and/or exercising their rights to acquire (i) up to the number of shares of Common Stock expressly contemplated to be acquired pursuant to the terms of this Agreement, including without limitation the Company’s issuance of the Shares, the Investor’s ownership of the Shares, and (ii) the Investor’s top up rights set forth in Section 3.4 of the Stockholder Agreement.

Section 5.09   Use of Proceeds.  The Company shall use the net proceeds from the sale of any of the Shares only for funding, directly or indirectly, healthcare related businesses currently engaged in or contemplated by the Company in greater China.

Section 5.10  Further Assurances.  Each of the parties shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations or other actions by, or giving any notices to, or making any filings with, any Governmental Authority or any other Person) as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.01  Mutual Conditions of Closing.  The obligations of the Company and the Investor to consummate the transactions contemplated by this Agreement at the Initial Closing or the Second Closing, as the case may be, shall be subject to the fulfillment or mutual written waiver, at or prior to the applicable Closing, of each of the following conditions:

(a)   No Adverse Law, Injunction.  There shall not be any Law or Governmental Order in effect that enjoins, prohibits or materially alters the terms of the transactions contemplated by this Agreement, and no action, suit, investigation or proceeding pending by a Governmental Authority of competent jurisdiction that seeks such a Governmental Order;

(b)   Governmental Approvals.  Any Governmental Approvals shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired without the imposition of any term, condition or consequence of which is reasonably likely to constitute a Substantial Detriment or Material Adverse Effect; and

(c)   NASDAQ Listing.  The Shares shall have been approved for listing on NASDAQ, subject only to official notice of issuance.

Section 6.02  Conditions to Obligations of the Company.  The obligations of the Company to consummate the transactions contemplated by this Agreement at the Initial Closing or the Second Closing, as the case may be, shall be subject to the fulfillment or written waiver, at or prior to the applicable Closing, of each of the following conditions:

(a)   Representations and Warranties.  The representations and warranties of the Investor and the Warrantor contained in this Agreement shall be true and correct in all material respects or, where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects as so qualified, in each case, as of the applicable Closing Date as if made at and as of such date (except to the extent such representation or warranty is made as of an earlier date);

(b)   Covenants.  The covenants and agreements contained in this Agreement to be complied with by the Investor or the Warrantor on or before the applicable Closing shall have been complied with in all material respects;

(c)   Investor Closing Certificate.  The Investor shall have delivered to the Company a certificate, dated as of the date of the applicable Closing and signed by any senior officer, certifying to the effect that the conditions set forth in Sections 6.02(a) and (b) have been satisfied;

(d)   Other Transactions.  Solely with respect to the Second Closing, the Initial Closing shall have occurred and the MPD Transaction shall have been fully consummated to the satisfaction of the Company as provided in Section 5.03; and

(e)   Existing Investor Agreement.  All of the rights of the Existing Holder pursuant to Section 4 of the Existing Investor Agreement shall have been satisfied in full; provided that in the event such satisfaction includes the exercise to any extent of the Existing Holder’s option contained in Section 4.2 of  the Existing Investor Agreement, then the number of Shares to be purchased by the Investor pursuant to the terms hereof shall be decreased to the extent of the number of shares of Common Stock subject to such exercise.

Section 6.03  Conditions to Obligations of the Investor.  The obligations of the Investor to consummate the transactions contemplated by this Agreement at the Initial Closing or the Second Closing, as the case may be, shall be subject to the fulfillment or written waiver, at or prior to the applicable Closing, of each of the following conditions:

(a)   Representations and Warranties.  The representations and warranties of the Company contained in this Agreement (with respect to the Initial Closing, as modified by the Disclosure Schedule and SEC Reports, and with respect to the Second Closing, as modified by the Updated Disclosure Schedule and SEC Reports) shall be true and correct in all material respects or, where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects as so qualified, in each case, as of the applicable Closing Date as if made at and as of such date (except to the extent such representation or warranty is made as of an earlier date);

(b)   Covenants.  The covenants and agreements contained in this Agreement to be complied with by the Company on or before the applicable Closing shall have been complied with in all material respects;

(c)   Company Closing Certificate.  The Company shall have delivered to the Investor a certificate, dated as of the date of the Closing and signed by any senior officer, certifying to the effect that the conditions set forth in Sections 6.03(a) and (b) have been satisfied; and

(d)   No Material Adverse Effect.  Since the date hereof to the applicable Closing Date, no event or events shall have occurred and be continuing which, individually or in the aggregate, constitute a Material Adverse Effect.

ARTICLE VII

TERMINATION

Section 7.01  Termination.  This Agreement may be terminated at any time prior to the Second Closing:

(a)   by the mutual written consent of the Company and the Investor;

(b)   by the Investor, if (i) the Company shall have breached any representation, warranty, covenant or agreement set forth in this Agreement, (ii) such breach or misrepresentation is not cured within twenty (20) days after the Company receives written notice thereof from the Investor (or such shorter period between the date of such notice and the applicable Closing), and (iii) such breach or misrepresentation would cause any of the conditions set forth in Section 6.02(a) or (b) not to be satisfied;

(c)   by the Company, if (i) the Investor shall have breached any representation, warranty, covenant or agreement set forth in this Agreement, (ii) such breach or misrepresentation is not cured within twenty (20) days after the Investor receives written notice thereof from the Company (or such shorter period between the date of such notice and the applicable Closing), and (iii) such breach or misrepresentation would cause any of the conditions set forth in Section 6.03(a) or (b) not to be satisfied;

(d)   by either the Company or the Investor if the Initial Closing shall not have occurred within ninety (90) days after the date hereof (the “Initial Termination Trigger”); provided, however, that if all of the conditions to the Initial Closing set forth in Sections 6.01, 6.02 and 6.03 shall have been satisfied or waived as applicable or shall then be capable of being satisfied (other than the condition set forth in Section 6.01(b)), the Initial Termination Trigger may be extended by the Investor or the Company by written notice to the other party to such date that is thirty (30) days following the Initial Termination Trigger; and provided, further, that the right to terminate this Agreement under this paragraph (d) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the principal cause of, or shall have resulted in, the failure of the Initial Closing to occur on or prior to such date;

(e)   by either the Company or the Investor if the Second Closing shall not have occurred by the first anniversary of the date hereof (the “Second Termination Trigger”); provided, however, that if the Initial Closing has occurred and all of the conditions to the Second Closing set forth in Sections 6.01, 6.02 and 6.03 shall have been satisfied or waived as applicable or shall then be capable of being satisfied (other than the condition set forth in Section 6.01(b)), the Second Termination Trigger may be extended by the Investor or the Company by written notice to the other party to such date that is sixty (60) days following the Second Termination Trigger; and provided, further, that the right to terminate this Agreement under this paragraph (e) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the principal cause of, or shall have resulted in, the failure of the Second Closing to occur on or prior to such date; or

(f)   by either the Investor or the Company in the event that any Governmental Authority shall have issued a Governmental Order or taken any other action restraining, enjoining or otherwise prohibiting, or altering, materially and adversely (to the Investor and the Company), the material terms of the transactions contemplated by this Agreement, and such Governmental Order shall have become final and nonappealable.

Section 7.02  Effect of Termination.  Unless agreed otherwise, in the event of termination of this Agreement as provided herein, this Agreement shall forthwith become void and there shall be no liability under this Agreement on the part of either party hereto; provided, however, that (i) nothing herein shall relieve either party from liability for any breach of this Agreement that occurred before such termination, (ii) the terms of Sections 2.11 and 5.07 and ARTICLE VIII shall survive any such termination and (iii) if such termination occurs after the Initial Closing, such termination shall not affect the validity or effectiveness of any transaction effected or consummated at the Initial Closing or any liabilities or obligations of the parties arising out of or with respect to the Initial Closing.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.01  Survival of Representations and Warranties.  The representations and warranties of the parties contained herein shall survive the applicable Closing Date for a period of twenty-four (24) months following the date thereof; provided, however, that (i) the representations and warranties made by the Company pursuant to Sections 3.01, 3.02 and 3.03,  (ii) the representations and warranties made by the Investor pursuant to Sections 4.01 and 4.02 and (iii) the representations and warranties made by the Warrantor pursuant to Sections 4A.01 and 4A.02 shall survive indefinitely.

Section 8.02  Expenses.  Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closings shall have occurred.

Section 8.03  Public Announcements.  Except as may be required by applicable Law, court process or any listing agreement with any national securities exchange, the parties shall cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or the transactions contemplated hereby, and no party hereto will make any such news release or public disclosure without first consulting with the other party.

Section 8.04  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto.  Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an enforceable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 8.05  Entire Agreement.  This Agreement (including the exhibits and schedules hereto), the Transaction Agreements and the Confidentiality Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the Company and the Investor with respect to the subject matter hereof and thereof.  The confidentiality provisions of the Confidentiality Agreement are incorporated herein by reference and not superseded hereby.

Section 8.06  Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, or by facsimile to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.06):

If to the Company:

Chindex International, Inc.
4340 East West Highway
Bethesda, MD 20814
Attention: Chief Executive Officer
and Corporate Secretary
Facsimile: 310-215-7777

If to the Investor or Warrantor:

Fosun Industrial Co., Limited
Room 808
ICBC Tower
3 Garden Road
Hong Kong, China
Facsimile: (86) 021-63325063

Section 8.07  Assignment.  This Agreement may not be assigned without the express written consent of the other parties (not to be unreasonably withheld, delayed or conditioned) and, in the case of an assignment by the Investor or the Warrantor, compliance with the following sentence; and any such assignment or attempted assignment without such consent or compliance shall be void.  In the event of any assignment by the Investor or the Warrantor, the assignee shall agree as a condition to the effectiveness of such assignment in a written instrument in form and substance satisfactory to the Company to assume and agree to be bound by the obligations of such party set forth in this Agreement.  No assignment by any party shall relieve such party from any of its obligations hereunder.

Section 8.08  Amendment.  This Agreement may not be amended or modified except (i) by an instrument in writing signed by, or on behalf of, the Company and the Investor (whose signature shall bind both the Investor and the Warrantor), or (ii) by a waiver in accordance with Section 8.09.

Section 8.09  Waiver.  The Company or the Investor may (i) extend the time for the performance of any of the obligations or other acts of any other party, (ii) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered by any other party pursuant hereto, or (iii) waive compliance with any of the agreements of any other party or conditions to such party’s obligations contained herein; provided that the Investor may not extend the time for performance of any obligation of the Warrantor or waive any inaccuracy in any representation or warranty of the Warrantor or compliance with any agreements of the Warrantor.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party that is giving the waiver.  Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.  The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.  All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 8.10  No Third-Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

Section 8.11  Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)   This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State, without regard to the principles of conflict of Laws of the State of Delaware or any other jurisdiction.

(b)   Each of the Investor, the Warrantor and the Company irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (and any court before which an appeal therefrom may be properly heard in connection with any such appeal), and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

(c)   EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.12  No Consequential Damages.  No party shall seek or be entitled to receive any consequential damages, including but not limited to loss of revenue or income, cost of capital, or loss of business reputation or opportunity, relating to any misrepresentation or breach of any warranty or covenant set forth in this Agreement; nor shall any party seek or be entitled to receive punitive damages as to any matter under, relating to or arising out of the transactions contemplated by this Agreement.

Section 8.13  Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at Law or in equity.

Section 8.14  Nature of Agreement.  With respect to the contractual liability of the Investor and the Warrantor to perform their respective obligations under this Agreement, with respect to itself or its property, the Investor and the Warrantor agree that the execution, delivery and performance by it of this Agreement constitute private and commercial acts done for private and commercial purposes.

Section 8.15  Currency.  Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein means United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.

Section 8.16  Indemnification.

(a)   The Company agrees to indemnify and hold harmless the Investor, each Person who controls the Investor within the meaning of the Exchange Act, and each of the respective officers, directors, employees, agents and Affiliates of the foregoing in their respective capacities as such (the “Investor Indemnitees”), to the fullest extent lawful, from and against any and all actions, suits, claims, proceedings, costs, damages, judgments, amounts paid in settlement (subject to Section 8.16(d) below) and expenses (including, without limitation, attorneys’ fees and disbursements) (collectively, “Loss”) arising out of or resulting from any inaccuracy in or breach of the representations, warranties or covenants made by the Company in this Agreement or any of the Transaction Agreements.

(b)   The Investor and the Warrantor agree, jointly and severally, to indemnify and hold harmless the Company and each of its officers, directors, employees, agents and Affiliates in their respective capacities as such (the “Company Indemnitees”), to the fullest extent lawful, from and against any and all Losses arising out of or resulting from any inaccuracy in or breach of the representations, warranties or covenants made by the Investor or the Warrantor in this Agreement or any of the Transaction Agreements.

(c)   Subject to Section 8.16(d), a party obligated to provide indemnification under this Section 8.16 (an “Indemnifying Party”) shall reimburse the indemnified parties of the applicable other party (the “Indemnified Parties”) for all reasonable out-of-pocket expenses (including attorneys’ fees and disbursements) as they are incurred in connection with investigating, preparing to defend or defending any such action, suit, claim or proceeding (including any inquiry or investigation) whether or not an Indemnified Party is a party thereto.  It is understood and agreed that the Indemnifying Party shall not, in connection with any action, suit, claim or proceeding or related action, suit, claim or proceeding in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all Indemnified Parties.  If an Indemnified Party makes a claim under this Section 8.16(c) for payment or reimbursement of expenses, such expenses shall be paid or reimbursed promptly upon receipt of appropriate documentation relating thereto even if the Indemnifying Party reserves the right to dispute whether this Agreement requires the payment or reimbursement of such expenses.

(d)   An Indemnified Party shall give written notice to the Indemnifying Party of any claim with respect to which it seeks indemnification promptly after the discovery by such party of any matters giving rise to a claim for indemnification; provided that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 8.16 unless and to the extent that the Indemnifying Party shall have been materially prejudiced by the failure of such Indemnified Party to so notify such party.  In case any such action, suit, claim or proceeding is brought against an Indemnified Party, the Indemnified Party shall be entitled to hire, at its own expense, separate counsel and participate in the defense thereof; provided, however, that the Indemnifying Party shall be entitled to assume and conduct the defense, unless the Indemnifying Party determines otherwise and following such determination the Indemnified Party assumes responsibility for conducting the defense (in which case the Indemnifying Party shall be liable for any legal or other expenses reasonably incurred by the Indemnified Party in connection with assuming and conducting the defense, it being understood and agreed that the Indemnifying Party shall not, in connection with any action, suit, claim or proceeding or related action, suit, claim or proceeding in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all Indemnified Parties).  If the Indemnifying Party assumes and conducts the defense as provided in the previous sentence, the Indemnifying Party will not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation.  No Indemnifying Party shall be liable for any settlement of any action, suit, claim or proceeding effected without its written consent; provided, however, the Indemnifying Party shall not unreasonably withhold, delay or condition its consent.  The Indemnifying Party further agrees that it will not, without the Indemnified Party’s prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof in any pending or threatened action, suit, claim or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Party is an actual or potential party to such action, suit, claim or proceeding) unless such settlement or compromise includes an unconditional release of each Indemnified Party from all liability arising out of such action, suit, claim or proceeding.

(e)   The obligations of the Indemnifying Party under this Section 8.16 shall survive the closing or termination of this Agreement and the transactions contemplated hereby.  The agreements contained in this Section 8.16 shall be in addition to any other rights of the Indemnified Party against the Indemnifying Party or others, at common law or otherwise.

(f)   The amount the Indemnifying Party shall pay to the Indemnified Party with respect to a claim made pursuant to this Section 8.16 shall be an amount equal to the Loss incurred by the Indemnified Party with respect to such claim; provided that the amount of any Losses incurred by the Indemnified Party shall be reduced by the amount of any insurance benefit received by the Indemnified Party in respect of such Losses, and provided, further, that any liability for indemnification under this Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

Section 8.17  Payments.  The parties agree to treat any indemnity payments made pursuant to Section 8.16 as adjustments to the Initial Purchase Price or the Second Purchase Price, as applicable, for U.S. federal income tax purposes.

Section 8.18  Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission or portable document format (“.pdf”)) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CHINDEX INTERNATIONAL, INC.

By:	/s/ Roberta Lipson
	Name:	Roberta Lipson
	Title:	Chief Executive Officer

FOSUN INDUSTRIAL CO., LIMITED

By:	/s/ Chen Qiyu
	Name:	Chen Qiyu
	Title:	Chairman of the Board

SHANGHAI FOSUN PHARMACEUTICAL (GROUP) CO., LTD

By:	/s/ Chen Qiyu
	Name:	Chen Qiyu
	Title:	Chairman of the Board

[Stock Purchase Agreement Signature Page]

Exhibit A

Stockholder Agreement

Exhibit B

MPD Transaction Term Sheet

EXECUTION COPY

CHINDEX/FOSUN JOINT VENTURE TERM SHEET

Transaction Overview
The Joint Venture (“JV”) will be established as a newly formed entity (the “JV Entity”) in Hong Kong that will be jointly owned by Fosun (51%) and Chindex and/or an affiliate (49%).  Each of Chindex and Fosun will contribute to the JV Entity the business operations identified to be contributed in the attached organization chart, such operations to be substantially comprised of assets and liabilities as historically has been the case.

Documentation
Formation Agreement

Fosun Asset Contribution Agreement

Chindex Asset Contribution Agreement

Organizational/Constitutive Documents of the JV Entity

Shareholder Agreement

Chindex Trademark License Agreement

Chindex Services Agreement

Governing law
The relevant agreements will be governed by New York law, except for internal corporate matters relating to the JV Entity and its subsidiaries, which shall be governed by the corporate law of their respective jurisdictions of organization.

Accounting	The transaction will be structured so that the JV Entity will not be consolidated with other Chindex entities for financial reporting and tax purposes.
Closing Conditions and Mechanics
The closing of the formation of the JV and the contribution of assets by Fosun and Chindex will occur simultaneously with the Second Closing (as defined in the Stock Purchase Agreement) of Fosun’s direct investment in Chindex.

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Expenses of Formation
Each party will bear the costs of effectuating its contribution to the JV.  All other costs relating to formation of the JV (exclusive of costs associated with “clean up,” if any, of any subsidiaries to be contributed but including reasonable costs of valuations and costs and fees associated with any competition law filings) shall be shared 51/49% by the parties.

Regulatory Approvals
Each party will be responsible for obtaining all necessary regulatory approvals and other consents applicable to it, and the parties will cooperate to obtain such approvals expeditiously.  The Parties will cooperate to make such antitrust and competition law filings as may be required.

JV Entity	The JV Entity will be a Hong Kong private limited company with perpetual existence.
JV Name and Tradename License
The JV Entity will operate under the name “Chindex Medical Limited.”

The JV Entity (and its subsidiaries) will be identified in marketing and promotional materials and other publicly distributed materials as a joint venture of Chindex and Fosun but will not otherwise operate under or use the name “Fosun.”

The right to use the “Chindex” name and logo will be governed by a trademark license agreement under which Chindex will retain the full ownership of the name and logo but will grant a license to use the name and logo to the JV for use solely in connection with the conduct of the JV business.  The license initially will be royalty-free, but if the equity ownership of Chindex in the JV falls below 30%, the license will begin to bear annual royalties equal to (i) 2% of total gross sales of manufactured goods plus (ii) 1% of total gross sales of distributed goods, in each case (A) only as to revenues both generated other than from operations to the extent previously conducted by Fosun and not using the name “Chindex” directly or indirectly in any way, and (B) as accrued from and after the effective date of such royalty, which royalties shall be paid promptly following the completion of the financial results for such year; provided that such royalties with respect to each year in which the JV as a whole did not experience a profit (excluding the impact of capital expenditures, other non-recurring costs and taxes) shall accrue but not be paid until the occurrence of an initial public offering of the JV Entity.

In order to preserve and protect the value of the Chindex brand, trademark and logo, the license agreement will include quality and other requirements concerning the operation of the JV business, including corporate governance, ethical business practices and other matters that could adversely affect the value of the Chindex brand, trademark and logo.

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Scope of JV Business
The business of the JV will be the research and development, manufacturing, marketing and sale of medical products in the greater China marketplace or elsewhere as agreed by the parties (collectively, the “Business”).  The JV will be restricted from engaging in any other business without the consent of both parties.

Contributions
Each of Chindex and Fosun will contribute to the JV Entity the business operations identified to be contributed in the attached organization chart.

The contributions will be governed by “contribution agreements” which will resemble stock purchase agreements and will have customary representations and warranties, interim covenants, closing conditions and indemnities customary for agreements of that type, including certain guarantees to be supported by cash indemnity as to the value and quality of the respective contributed assets and liabilities.

The contributions by each party will include working capital, which shall be consistent with historical practice for the contributed operations and may be in the form of working capital held by the contributed operations and/or additional cash contributions of not less than $5 million by each of Fosun and Chindex.

The fair market value of the assets contributed by Fosun and Chindex will be equal to 51% and 49% of the total fair market value of the contributed assets.

Services and Employees
The JV will be a standalone entity with its own employees and sufficient internal resources to operate its business in all respects, except that Chindex will make available to the JV the services of specified employees to provide certain management and operational services.  All other functions of the JV will be performed by employees of the JV or by unrelated third party contractors unless otherwise agreed by the parties.

The businesses conducted by Chindex outside the JV may need to continue to rely on services and functions provided by employees of the contributed subsidiaries.

The services and employees to be provided by Chindex to the JV and the services to be provided by the JV to Chindex and the terms upon which such services will be provided will be specified in a service agreement between the JV and Chindex.  Such

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services and the basis on which such services will be charged are set forth in Schedule 1 hereto.  For clarity, the services to be provided and the amounts to be charged to the JV will include the services of the directors and executive officers to be made available to the JV by Chindex.

All of such persons whose services are made available to the JV by Chindex under the service agreement shall remain the employees of Chindex, and neither the JV nor Fosun shall be obligated to pay salaries or provide employee benefits to any such person, except that the costs of such salaries and benefits may be reflected in the service fee payable under such service agreement.

All of the business time of JV employees will be devoted solely to the business of the JV, which may include the provision of services to Chindex pursuant to the services agreement with Chindex.

The service fees in respect of such employees and such services shall be mutually agreed by the parties in the definitive agreements, but it is contemplated that the fees will be the lowest rate allowed under applicable transfer pricing regulations.

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Future Funding
Neither party shall have any right or obligation to make any additional equity investment in the JV or to make any loan or provide any other financing to the JV without the consent of the other party.

In the event additional funding is required for the JV in the future, the parties shall endeavor to arrange for any debt financing to be incurred directly by the JV.  The parties shall cooperate to facilitate such financing and, if necessary, may mutually provide guarantees of the JV’s debt obligations, subject to the obligation of each party to contribute in proportion to its equity interest in the JV if any such guaranty is called, or, subject to the Related Party Transaction provisions, the parties may jointly make direct loans to the JV.  All such future additional financing will be in the form of non-convertible unsecured debt unless otherwise agreed by the parties.

Subject to the Minority Rights provisions, in the event a party (the “Proposing Party”) proposes that the JV pursue a business opportunity that requires substantial additional financing that the JV cannot meet in reliance solely on its own resources and the other party (the “Non-Proposing Party”) does not agree to provide (with the Proposing Party) either a pro rata guarantee of the borrowings by the JV to pursue such opportunity or its pro rata share of debt or equity financing in respect of such business opportunity, the Proposing Party may provide such guarantees at its own risk, and the parties shall discuss in good faith the terms, if any, on which the Proposing Party may be permitted to provide such financing unilaterally.  The Non-Proposing Party shall give good faith consideration to such proposed terms, but the Non-Proposing Party shall have no obligation to agree to any such proposal or terms that are not reasonably satisfactory to it.

Tax	Chindex may own its interest directly or in whole or in part through an affiliate. The JV shall make such elections for United States tax purposes as may be directed by Chindex.
Governance
There will be a Board of Directors consisting of 7 directors.  Four directors will be appointed by Fosun.  Three will be appointed by Chindex.  To the extent permitted by the corporate law governing the type of legal entity selected for the JV Entity, the Board will be divided into two separate classes in order to facilitate the minority voting rights specified below under “Minority Rights.”

Five directors will be required for a quorum.  Except as provided below under “Minority Rights” and except for matters delegated exclusively to the Audit Committee, action can be taken by majority vote of the directors present at a meeting where a quorum is present.

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There will be an Audit Committee consisting of 3 directors, 2 of whom will be appointed by Fosun and 1 of whom will be appointed by Chindex.  Subject to the Minority Rights provisions, the Audit Committee shall have the power and authority to exercise the power of the Board of Directors with respect to:  (1) establishment or change of significant accounting policies and practices, (2) establishment and oversight of internal controls, (3) financial reporting, and (4) policies and procedures with respect to corporate integrity.  Chindex (or its representatives on the Board of Directors or the Audit Committee) shall be responsible for and shall have full authority to exercise the powers of the Board of Directors with respect to the selection, appointment and dismissal of statutory auditors and independent financial auditors of the JV.

Except for matters delegated exclusively to the Audit Committee, all material matters relating to the JV will be required to be submitted to the Board of Directors of the JV Entity.

The Board of Directors will meet at least quarterly.  Meetings may be held telephonically, but during the first two years of the JV, all meetings will be held in-person.  Thereafter, there shall be at least two in-person meetings each year.  Unless otherwise agreed by the parties, all meetings will be held at the JV’s offices in China.

The reasonable expenses incurred by the directors in connection with meetings of the Board of Directors will be reimbursed by the JV, except that each party will bear the expenses incurred by its directors for travel to and from China in connection with such meetings.

All subsidiaries of the JV Entity will be required to operate under comparable governance rules.

Minority Rights
All the following matters will require the approval of either (1) a majority of both the Fosun directors and the Chindex directors or (2) both parties.

Shareholder Matters:

The following matters must be approved (in addition to such approvals as may be required under applicable law) by both parties as shareholders of the JV Entity:

Any amendment of the constitutive documents of the JV Entity or any of its subsidiaries,

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Issuance of any additional shares of stock or any right to acquire shares or other equity interest,

Repurchase or redemption of any shares of stock,

Any change in the corporate, legal, tax or other structure of the JV generally,

Any decision to conduct any business other than the authorized business of the JV,

Any merger or other business combination or corporate reorganization or restructuring of the JV Entity or any of its subsidiaries,

Acquisition of any equity interest (or any right to acquire any equity interest) in any other person or entity, including the establishment and capitalization of subsidiaries,

Dissolution or liquidation of any JV entity,

Establishment of foreign branches,

Any sale of any material portion of the assets of any JV entity or the acquisition of significant assets other than in the ordinary course of business,

Board Matters:

The following matters must be approved (in addition to such approvals as may be required under applicable law) by the representatives of both parties on the Board of Directors (or, if such matter is within the discretion of the Audit Committee, the representatives of both parties on the Audit Committee):

Granting of liens on assets,

Loans to third parties other than in the ordinary course of business,

Dividends and distributions (other than mandatory dividends),

Annual budget (including capital and operating budgets) and business plan and any material deviations from the budget and plan,

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Significant capital expenditures (over specified levels),

Incurring or guaranteeing indebtedness,

Certain personnel decisions (other than appointment and removal of executive officers, which is addressed elsewhere),

Commencement or settlement of litigation above a specified threshold,

Adoption and material amendments to employee benefit plans,

Contracts above a specified dollar value or term other than in the ordinary course and material amendments thereto,

Employment agreements and loans to directors, officers and employees,

Consulting or similar agreements with persons who are employees or former employees of any party or an affiliate of a party,

Significant tax elections, except that the JV shall make such elections for United States tax purposes as may be directed by Chindex,

Change of corporate name,

Change in the location of the registered office of any JV entity,

Appointment of outside counsel for the JV entities,

Filing for bankruptcy.

Chindex Board Matters:

The following matters shall be delegated exclusively to the Chindex representatives on the Board of Directors:

Selection, appointment and dismissal of statutory auditors and independent financial auditors.

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Deadlock
In the event of a deadlock on the Board of Directors or between the shareholders with respect to any matter that is subject to the Minority Rights provisions above, either party may elect to have such dispute submitted to the CEO of Chindex and to the CEO of Fosun for resolution.  The two CEOs shall negotiate in good faith to attempt to resolve such deadlock.

Officers
All officers shall be appointed by the Board of Directors, except that the Chief Operating Officer, the Chief Financial Officer will be a person designated by the Chindex directors.

The executive officers are currently anticipated to be:

Chief Executive Officer (CEO) -- Xiaojun Ding
Chief Operating Officer (COO) -- Elyse Silverberg
Chief Financial Officer (CFO) -- Lawrence Pemble

To the extent the services of the executive officers are provided under the services agreements with the parties, the executive officers will not receive salary or other compensation from the JV unless otherwise agreed by the parties.  Compensation policies and levels for all other executive officers will be established by mutual agreement of the parties or by approval of both parties’ representatives on the Board of Directors.

Subject to the supervision of the Board of Directors and the Minority Rights provisions, the CEO will be responsible for providing strategic direction to the JV, including execution of the strategic plan, business development and mergers and acquisitions.

Subject to the supervision of the Board of Directors and the Minority Rights provision, the COO will be responsible for the day-to-day management of the business and affairs of the JV.

Subject to the supervision of the Board of Directors and the Audit Committee and subject to the Minority Rights provisions, the CFO will have responsibility for the financial management of the JV, including establishing and overseeing internal controls, financial and tax reporting.  The CFO will have responsibility for hiring and firing and the other personnel of the JV having responsibility for financial and tax matters.

Unless otherwise approved by the representatives of both parties on the Board of Directors, the responsibilities of such corporate officers described above shall extend across the entire JV, including all subsidiaries of the JV, regardless of which party contributed such subsidiary to the JV.

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Legal Compliance
The JV will develop and implement policies and procedures relating to corporate integrity and compliance with legal requirements to which the JV may become subject as the result of US legal and regulatory requirements, including the Foreign Corrupt Practices Act, trade sanctions regulations and similar requirements.

Related Party Transactions and Litigation
Any transaction with a party or someone related to a party must be approved by the directors appointed by the other party.  If requested by the directors of such other party, the responsibility for negotiating such transaction would be given to persons designated by such other party.

In the event that the JV has a claim against either party or an affiliate of a party, the directors appointed by the other party will have the authority to direct the initiation, prosecution and settlement of any claim, arbitration, lawsuit or other proceeding in respect thereof and to direct the defense and settlement of any claim, arbitration, lawsuit or other proceeding brought against the JV by such party or affiliate.

Competition
Neither party (including affiliates) will directly or indirectly (i) engage in any Business conducted or contemplated to be conducted by any contributed business or the JV prior to or as of the formation date thereof, (ii) engage in any other Business without the prior consent of the other party, which shall not be unreasonably withheld, or (iii) compete with the JV or engage in any business that would violate or conflict with any non-competition provision contained in any contract with any customer or client of the JV (including any contract with any company whose products the JV will sell or distribute), except that if as part of the acquisition of a larger business a party acquires a business with any such competing operations, such party will have 12 months to either transfer such competing business to the JV on terms mutually satisfactory to the parties or divest the competing business.  If a party is acquired by a company with such a competing business, the acquiring company will have 12 months to either transfer such competing business to the JV on terms mutually satisfactory to the parties or divest the competing business or to divest its interest in the JV.  In the event a party contemplates a business combination that would involve such a competing business, such party shall notify the other party as soon as reasonably practical of such potential business combination, and, if such business combination would result in a violation of or conflict with any non-competition provision contained in any contract with any customer or client of the JV (including any contract with any company whose products the JV will sell or distribute), the parties

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shall cooperate to mitigate any adverse effect on relations with customers and clients of the JV business and shall use all reasonable efforts to arrange for the divestiture of any business that would violate or conflict with any non-competition provision contained in any contract with any customer or client of the JV prior to the consummation of such business combination.

Notwithstanding the foregoing, (i) Fosun and its affiliates shall be allowed to continue to engage in their existing business of selling diagnostic medical reagents as and to the extent currently conducted as described in Schedule 2, and (ii) each party and its affiliates as a group may make not more than one fully passive (including non-voting)  investment in an absolute aggregate amount representing less than both $25 million and 25% of the outstanding equity during the life thereof in any entity that engages in the Business, but only to the extent not reasonably foreseeable to compete, directly or indirectly, with the operations of the JV at any time.  For clarity, any future acquisition or business combination involving any prohibited business shall be subject to the divesture requirements above to the extent such acquisition or business combination would expand such existing business.

The competition restrictions will terminate as to a party upon the divestiture of its entire equity interest in the JV.

Non-Solicitation
Neither party nor the JV will solicit any employee of the other party to become an employee of such party or of the JV or induce any such employee to terminate his or her employment with such other party.

Dividends and Distributions
In the event the JV Entity is treated as a partnership or as a disregarded entity for United States tax purposes, the JV Entity shall declare quarterly dividends in an amount such that the annual amount of such dividends payable to Chindex is equal to Chindex’s estimated combined federal, state, local and foreign tax obligation with respect to its interest in the JV Entity.

In addition, the JV entity from time to time shall distribute to the parties as dividends the amount that the working capital of the JV Entity and its subsidiaries, determined on a consolidated basis, exceeds a multiple of the working capital requirements of the business of the JV based on the current budget for the JV, such working capital and multiple to be determined in the reasonable

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judgment of the JV’s chief executive officer and chief financial officer and subject to the approval by both parties, which approval shall not be unreasonably withheld, including based on an understanding that such dividends should cover taxes payable by the parties in connection with the JV.

All dividends and distributions will be made pro rata to the parties in proportion to their respective equity interests.

Insurance
The JV will maintain general liability insurance coverage in such amounts and against such risks as may be appropriate for companies in the businesses conducted by the JV.  The scope and amount of such coverage must be approved by both parties’ representatives on the Board of Directors.

Unless otherwise agreed by the parties, the JV will maintain directors and officers liability insurance for the benefit of its directors and officers.

Restrictions on Transfer
Except as may be permitted as the result of a material breach by the other party or termination of the JV, neither party may transfer its interest in the JV without the prior written consent of the other party, and in any event neither party may transfer its interest in the JV to any person that would result in the breach of the non-competition provisions of the JV agreements.

In the event that a party is permitted by other provisions of the JV agreements to divest its interest in the JV, such party (the “Selling Party”) shall first offer such interest to the other party (the “Non-Selling Party”) and the parties shall engage in exclusive good faith negotiations for a period of not less than 60 days concerning the terms of the purchase of such interest.  If the parties do not reach agreement within such period, the Selling Party may sell its interest in the JV to a third party (provided that ownership by such transferee would not result in a breach of the non-competition provisions of the JV agreements) on terms that are no less favorable to the Selling Party than the terms on which the Selling Party offered to sell its interest to the Non-Selling Party.

In the event the Selling Party agrees to sell its interest to a third party, the Non-Selling Party shall have the right to require the third party to also purchase the Non-Selling Party’s interest in the JV on the same terms and conditions as the Selling Party sells its interest in the JV to such third party.  Unless the Non-Selling Party also sells its entire interest in the JV to such third party, the acquiring person shall enter into an assumption agreement in form and substance satisfactory to the Non-Selling Party assuming

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all of the obligations of the Selling Party under the JV agreements arising from and after the date of such purchase and joining such person as a party to the JV agreements.  No such transfer will relieve the Selling Party from any liability or obligation under the JV agreements.

In the event any other provision of the JV agreements gives a party (the “Initiating Party”) the right to require the entire JV to be sold, such party shall be entitled to require the other party to sell its interest in the JV to a third party on the same terms and conditions as the Initiating Party sells its interest in the JV to such third party.

In the event the JV Entity consummates an initial public offering, the foregoing restrictions on transfer (other than restrictions on transfers to persons that would result in a violation of the non-competition provisions if such person, together with its affiliates, would own more than10% of the outstanding shares of the JV Entity) shall terminate.  However, each party shall, if requested by the managing underwriter of such public offering, agree with such managing underwriter not to sell or otherwise transfer any of its shares in the JV Entity for a period of up to 180 days (as requested by the managing underwriter) following the effective date of such initial public offering (or, if applicable, the effective date of a registration statement with respect to such public offering).

Material Breach / Termination
In the event of a material breach of the JV agreements by a party (including a breach of the non-competition provisions of the JV agreements) that is not cured within a reasonable period of time (to be specified in the definitive agreements) after written notice of such material breach or the insolvency or bankruptcy of the other party, the non-breaching or the non-insolvent or non-bankrupt party shall have, in addition to such other rights and remedies as it may have under applicable law or by contract, the right to transfer its shares in the JV Entity free of any contractual restrictions set forth in the JV agreements.

Access to Information
Each party (and its agents and representatives) will have the right to inspect the books and records of the JV at reasonable times and intervals.  Each party’s representatives on the Board of Directors shall, subject to appropriate obligations of confidentiality, be entitled to share information received by him or her as a director with the party that designated him or her as a director.

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Financial and Tax Reporting
The JV will provide the parties with such audited and unaudited financial statements as the parties may need for their own management and financial reporting purposes, including for any public offering of securities under any applicable securities laws and will provide such tax and other information as the parties may require for their respective tax purposes.

The JV will provide the parties with such other financial reports, including monthly management reports, as may be agreed by the parties from time to time.

Confidentiality	Each party will agree to keep confidential information of the JV and the other party confidential in accordance with the terms of mutually satisfactory confidentiality provisions.
Indemnification
Except for such known liabilities taken into account in determining the working capital of the contributed subsidiaries or for purposes of valuing the parties’ respective contributions, each party will be responsible for liabilities of its contributed subsidiaries arising out of activities conducted prior to the formation of the JV.

All other liabilities arising out of the operation of the JV (other than liabilities resulting from breach of the JV agreements) will be the responsibility of the JV.

Arbitration
Any dispute, controversy or claim arising out of or relating to the JV agreements or the JV or the breach, termination or invalidity of any such agreement shall be settled by binding arbitration in Hong Kong at the Hong Kong International Arbitration Centre under the UNCITRAL Model Law for international arbitrations and the UNCITRAL Arbitration Rules in force when the notice of arbitration is submitted or such other arbitration rules as the parties may agree.

Unless otherwise agreed by the parties there will be 3 arbitrators, one selected by each party and a third selected by the other 2 arbitrators.  Each arbitrator shall be independent of the parties.

The arbitration shall be conducted in English (or, if the parties agree, both English and Chinese).

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Management Incentive Bonus
Persons who will serve the JV, one group designated prior to closing by Chindex and another designated prior to closing by Fosun, at the election of such respective party, shall receive from the JV (effective upon closing) grants of phantom or actual equity interests in the JV, which interests shall vest (i) only upon an initial public offering of the JV or any successor (which shall include a listing of interests of the JV on the Hong Kong, Shanghai or similar Stock Exchange, any U.S. national securities exchange or any similar listing); a merger, consolidation, stock sale or similar transaction resulting in a change in control; or a sale of substantially all of the assets of the JV and (ii) provided that such person was employed by or provided services to the JV at least one year prior to the first closing of such offering or sale event. The grants will be payable in the form of restricted stock or cash as agreed by the parties in advance.